Internet Joint Venture Agreement

Party A (Shareholder): YOU on Demand (Asia) Limit

Address: Unit A, 21stFloor, 128 Welington Street, Central, Hong Kong

Legal Representative: Pao-Yun Wang

Contact: Zhu Yun

Tel: 13801119910

Party B (Shareholder): MEGTRON HONGKONG INVESTMENT GROUP CO., LIMITED

Address: FLAT/RM 1605A HO KING COMMERCIAL CENTRE 2-16 FA YUEN STREET MONGKOK KL HONGKONG

Legal Representative: Yang Liyuan

Contact: Yang Liyuan

Tel: 0086-13809477567

In accordance with the provisions of relevant laws of Hong Kong Special Administrative Region of the People’s Republic of China, the Parties enter into this Agreement on the principle of mutual benefit with respect to the matter of cooperating to jointly invest in the establishment of a joint venture in Hong Kong (hereinafter referred to as the “Company”) on and subject to the following terms and conditions:

Chapter I Basic Company Information

Article 1 Company name: [ ] (subject to approval by the Company’s business registration authority).

Article 2 Place of incorporation: Hong Kong.

Article 3 Registered capital: US$10,000,000 (TEN MILLION DOLLARS).

Article 4 Business term: [30 years].

Article 5 Responsibility sharing: Party A and Party B shall take the responsibility for the Company to the extent of the amount of their respective capital contribution, and the Company shall take the responsibility for its debts with all of its assets.

Chapter II Names of Shareholders and Their Representations and Warranties

Article 6 Names of the shareholders:

Shareholder 1: YOU on Demand (Asia) Limit

Address: Unit A, 21stFloor, 128 Welington Street, Central, Hong Kong

Legal representative:

Shareholder 2: MEGTRON HONGKONG INVESTMENT GROUP CO., LIMITED

Address: FLAT/RM 1605A HO KING COMMERCIAL CENTRE 2-16 FA YUEN STREET MONGKOK KL HONGKONG

Legal representative: Yang Liyuan

Article 7 Each Party hereby represents and warrants that:

(I) it is a legal person that is duly organized and validly existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and has full right to operate, manage and dispose of all of its assets independently;

(II) it has all rights, authorizations and approvals required to fully perform all of its obligations hereunder;

(III) The execution of this Agreement and performance of obligations hereunder does not violate the stipulations of it business license or other similar constitutional documents; does not violate any law, regulation, ordinance or any government authorization or approval, and does not violate any other agreement or contract to which it is a party;

(IV) it has known and understood the possible risks of its equity participation in the Company and has the capability to bear such risks;

(V) it has carefully read this Agreement and understood the exact meaning of all clauses hereof, and it rules out the possibility of any serious misunderstanding;

(VI) the source of capital contribution paid by it to the Company is legal and free of any infringement upon others’ interest; and

(VII) any data or information submitted by it concerning its subject qualification and legal position is authentic and accurate, and it will immediately notify the other party in case of change in such data or information.

Chapter III Capital Contributions by Shareholders and Date of Incorporation of Company

Article 8 The method of capital contribution by the Parties, amount of their capital contributions and time of capital contribution are as follows: Party A shall make capital contribution totaling USD5.00mn in cash, which accounts for 50% of registered capital; time limit of capital contribution: it is agreed that such capital contribution will be made in a number of installments, and that the first installment of RMB5.00mn shall be paid within one month of the date of incorporation. Party B shall make capital contribution totaling USD5.00mn in cash, which accounts for 50% of registered capital; time limit of capital contribution: it is agreed that such capital contribution will be made in a number of installments, and that the first installment of RMB5.00mn shall be paid within one month of the date of incorporation. Article 9 Any and all expenses necessary for preparation for the Company shall be borne by the Parties according to the ratio of their respective subscriptions to the Company’s registered capital.

Chapter IV Shareholders’ Rights and Obligations

Article 10 Each Party is vested with the following rights:

(I) have the right to consult and replicate the Company’s articles of association, register of shareholders, minutes of shareholders’ meetings, resolutions of the meetings of the board of directors, supervisors’ decisions and financial statements, and may request a review of the Company’s account books;

(II) propose, convene, preside over, attend or designate shareholder proxy to attend shareholders’ meetings according to law;

(III) supervise, offer suggestions on or address inquiries to the Company’s operations;

(IV) transfer, make a gift of or pledge the equity held by it according to the stipulations of laws, administrative regulations, the Company’s articles of association and this Agreement;

(V) designate director(s) or supervisor(s) according to the stipulations of this Agreement;

(VI) obtain dividends and other forms of benefit distribution in proportion to its actual contribution to the Company’s registered capital;

(VII) in case of increase in the Company’s registered capital, exercise the preemption in proportion to its actual contribution to the Company’s registered capital;

(VIII) exercise the voting power in proportion to its actual contribution to the Company’s registered capital;

(IX) in case of termination or liquidation of the Company, participate in the distribution of the Company’s residual properties in proportion to its actual capital contribution;

(X) address inquiries to resolutions of shareholders’ meetings of the Company and the resolutions of the board of directors that violate laws and/or regulations, or bring a lawsuit to people’s court requesting a halt of such illegal acts and tort;

(XI) exercise other shareholder rights required by laws, administrative regulations and the Company’s articles of association.

Article 11 Each Party shall perform the following obligations:

(I) comply with the stipulations of laws & regulations and normative documents as well as the Company’s articles of association;

(II) make capital contribution within the required time limit according to the amount of capital contribution subscribed to by it and the method of capital contribution;

(III) it may not abuse shareholder rights to impair the interest of the Company or other shareholders; it may not abuse the Company’s status as an independent legal person and shareholder’s limited liability to impair the interest of the Company’s creditors;

(IV) other obligations that it shall bear according to the stipulations of laws, administrative regulations and the Company’s articles of association.

Chapter V Company’s Business Operations

Article 12 The Company’s principal business is operation (independent server and bandwidth) and market promotion of Internet content and application APPs in overseas markets, and operation and promotion of Internet content and application APPs provided by Party A or its affiliates to the Company, including those preinstalled on smart phones exported by China to overseas markets that are integrated by Party B. Meanwhile, Party A shall also authorize the Company to cooperate with Chinese online flow channel, overseas local channel flow and third-party offline smart phone channel under fee charging or profit sharing models in respect to Internet content and application APP, and fully and independently operate and promote in Asian markets Internet content and application APPs provided by Party A or its affiliates. For specific markets, Party A may meet the requirement of providing brand and content customization, and Party A shall support the Company’s operations on overall product operation resources and technologies. However, in markets other than Asia, Party A shall operate promoted flows and openly share operational data with the Company. Article 13 Internet content or application APPs provided by Party A or its affiliates for the Company include, without limitation, content APPs with global copyright like film & television, music, game, shopping, finance and news, and application APPs like Chat TV APP platform (the world’s strongest mobile social new media client), including but not limited to the following content APPs and application APPs:

a)	Content APPs

i.	Film & television APPs

ii.	Music APPs

iii.	Sports APPs

iv.	Game APPs

v.	TV/video shopping APPs

vi.	Female APPs

vii.	Financial information and financial product point-of-sales APPs

b)	Application APPs

i.	Chat TV APP

ii.	Frequency platform software

The profit sharing model between Party A or its affiliates and Joint Venture in respect of profit from operations of the foregoing Internet content and application APPs provided by Party A or its affiliates will be determined through case-by-case communication.

For any legitimacy problem arising out of contents and applications as agreed in Article 13 that are provided by Party A or its affiliates, content and application providers shall take the responsibility for such problem in accordance with relevant Hong Kong laws and regulations.

Article 14 Party B shall fully leverage its industry resource advantage to push the Company to conduct intelligent terminal preinstallation, channel development and specific distribution and product operation in respect of the foregoing APPs provided by Party A, and make sure that the Company will realize users’ installation and loading of the foregoing APPs on at least 50 million and preferably 100 million mobile phones and other intelligent terminals each year through such methods as preinstallation, online & offline promotion installation, refurbishing or upgrade of users of previously sold mobile phones.

Marketing promotion is generally aimed at One Belt and One Road countries. One Belt and One Road cooperation includes, without limitation:

a)	Indian companies including MicroMax, Lava and Kappon,

b)	Pakistani company Qmobile

c)	Bangladeshi company Symphony

d)	Iranian company GLX

e)	Turkish company Telpa

f)	Indonesian company Advan

g)	South African company Midcom

h)	Companies in America including Telcel and Lanix

i)	other markets to be developed by Party B in the future

Party B shall take charge of negotiation with carriers/telecom companies of the foregoing existing regions and new regions to be developed in the future and try best to expand the promotion of products and contribute to the implementation of joint ventures with major customers in some of key markets.

In addition to cooperation with overseas branded manufacturers or operators, the Company shall also expand cooperation with other mobile phones, including but not limited to Huawei, Lenovo and ZTE by building in or updating or upgrading the foregoing APPs or intelligent terminals produced or sold by other mobile phone manufacturers, and marketing promotion of such APPs will be generally aimed at the US and other countries.

Party A shall furnish the Company with cooperation resources like female social celebrities including female stars and female entrepreneurs to support the Company’s promotion & marketing of its product or cooperation with third parties. If Party A’s provision of the foregoing cooperation resources incurs certain cost, such cost shall be borne by the Company. Party A shall take responsibility for female social celebrity resources provided by it and make sure that the Company may use such resources in accordance with this Agreement and the Company’s business scope and model. Otherwise, losses incurred to the Company and to Party B will be resolved through consultation between the Parties.

Article 15 The Parties agree to support the following arrangement: bandwidth expense and server expense of APPs as defined in Article 13 hereof shall be first paid by Joint Venture, and such expenses may, in the future, be resolved by Party B and Joint Venture through in-depth cooperation with operators and be paid or borne by such operators.

Article 16 The Company shall conduct independent accounting and pay operating costs in a centralized manner. Revenue resulting from Internet content or application APPs shall be collected by the Company, and neither Party may collect payments without authorization.

Article 17 The Parties agree that contents like user information and data resulting from or involving the Company’s operation of Internet content and application APPs shall remain with Joint Venture.

Article 18 The Parties shall jointly communicate and confirm specific plans, arrangements and marketing models and profit sharing models on overseas distribution and promotion, and separately communicate on and confirm each case in writing.

Article 19 Party A may assign or transfer all or some of its rights and obligations hereunder to its subsidiaries or affiliates.

Chapter VI Transfer of Capital Contribution

Article 20 Unless otherwise specified herein, neither Party A nor Party B may transfer its equity of the Company to any enterprise other than its subsidiaries or affiliates within 2 years of the date of incorporation of the Company.

Article 21 Once the Parties make capital contributions, such contribution may not be withdrawn unless otherwise agreed herein. Neither Party may request guaranteed investment income; all repayments for capital contribution and returns on investment shall originate from the Company’s available assets.

Chapter VII Organization Structure of Company

Article 22 The Company shall set up a shareholders’ meeting. The shareholders’ meeting shall comprise all shareholders and be the Company’s highest organ of power.

The Company shall set up a board of directors whose membership is 5 persons, including 3 ones designated by Party A and 2 ones designated by Party B. Party A shall designate a person as chairperson of the board of directors.

The Company will not set up a board of supervisors and instead will have only 1 supervisor, who will be designated by Party B.

The Company shall have one CEO, who will be designated by Party B. The Company shall have one CFO, who will be designated by Party A.

The Parties agree and warrant that the qualifications of all of the above designated personnel meet the stipulations of relevant laws and regulations, and they will vote for the election of the foregoing designated personnel during relevant voting. If any of the foregoing personnel designated by each party resigns or is dismissed, the party designating such director, supervisor or manager shall continue to designate a person for the relevant vacancy and the Parties shall undertake to vote for the election of the successor during relevant voting.

Article 23 Any of the following matters requires unanimous vote at the shareholders’ meeting:

(I)	revising the Company’s articles of association;

(II)	increasing or reducing the Company’s registered capital;

(III)	merger, division, dissolution, liquidation or change of corporation form;

(IV)	any external investment by the Company;

(V)	provision of any external guarantee by the Company; or

(VI)	other matters that shall be submitted to shareholders’ meeting for decision according to legal provisions or the Parties’ unanimous agreement.

In respect of any matter enumerated in the foregoing paragraph, if the Parties agree to the matter unanimously in writing, it is acceptable to make a decision directly without holding a shareholders’ meeting and in such case the Parties shall sign and affix their respective seal to the written decision.

Article 24 If this Agreement fails to provide for the composition and operating rules of any organizational entities of the Company, the articles of association separately signed by all shareholders shall apply.

Chapter XIII Profit Allocation and Loss Sharing

Article 25 In respect to the remaining portion of the Company’s profit after being used to make up for losses, set aside capital reserves and pay taxes, the Parties shall be entitled to distribute such portion in proportion to their respective actual contribution to the Company’s registered capital.

Article 26 Each Party shall take responsibility for the Company to the extent of the amount of its capital contribution.

Chapter IX Confidentiality

Article 27 Each party hereto shall bear the highest level of confidentiality obligation in respect of the other party’s business secrets learned by it as a result of negotiation, execution and performance of this Agreement.

Either party shall bear the highest level of confidentiality obligation in respect of the other party’s business, legal, financial and other information learned by it through reporting, negotiation or other methods, and may not disclose the same to any third party or general public without the other party’s prior written consent.

Chapter X Miscellaneous

Article 28 For any matter not covered herein, both parties shall negotiate separately and sign a supplemental agreement. Such supplemental agreement shall have the same legal force and effect as this Agreement.

Article 29 The Parties agree to sign the Company’s articles of association separately upon execution of this Agreement for the purpose of business registration. The foregoing articles of association shall be submitted for business registration after execution thereof, subject to the provisions of relevant laws and regulations. Article 30 In case that either party fails to pay off to the Company the amount of capital contribution subscribed to by it pursuant to the provisions hereof, it will not receive any payment during any dividend distribution by the Company. It shall be entitled to dividend payment only after it actually pays off the amount of capital contribution subscribed to by it.

Article 31 Any matter not covered herein shall be governed by a supplemental agreement signed by the Parties. In case of any discrepancy between the foregoing supplemental agreement or articles of association and this Agreement, the foregoing supplemental agreement shall prevail.

Article 32 Any and all disputes arising out of or in connection with this Agreement shall be first resolved through amicable negotiation by the Parties. If all such efforts fail, either party may bring a suit to the people’s court with jurisdiction in the locality of Party A.

Article 33 The mailing addresses and email addresses first written above herein are the mailing addresses and email addresses to which letters and correspondence may be mailed or delivered. Either party hereby warrants that the mailing address and email address provided to the other party are true and effective. In case of any change to the mailing address and email address of any party hereto, it shall notify the other party in writing of such change within three (3) workdays. If the party involved in such change fails to fulfill the foregoing notification obligation, the addresses and email addresses of the Parties first written above in this Agreement shall be deemed addresses for service.

Article 34 This Agreement shall take effect as soon as the Parties affix their respective seal hereto. This Agreement shall have four (4) counterparts and each party shall have two (2) such counterparts. All such counterparts shall have the same legal force and effect.

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Party A (seal): YOU on Demand (Asia) Limit

Legal representative or authorized representative (signature): /s/ Mingcheng Tao

Date: 5/30/2016

Party B (seal): MEGTRON HONGKONG INVESTMENT GROUP CO., LIMITED

Legal representative or authorized representative (signature): /s/ Liyuan Yang

Date: 5/30/2016